EXHIBIT 99.3

June 21, 2006

Board of Directors

MB Financial, Inc.

6111 North River Road

Rosemont, IL 60018

Re:                         Amendment No. 1 to the Registration Statement on Form S-4 of
MB Financial, Inc. (File No. 333-134706)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 1, 2006, with respect to the fairness from a financial point of view to MB Financial, Inc. (the “Company”) of the Aggregate Consideration (as defined in the referenced opinion letter) to be paid by the Company to the holders of shares of the common stock, par value $2.00 per share, of First Oak Brook Bancshares, Inc. (“First Oak Brook”) pursuant to the Agreement and Plan of Merger, dated as of May 1, 2006, by and among the Company, MBFI Acquisition Corp., a newly-formed wholly-owned subsidiary of the Company, and First Oak Brook.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.  We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.

In that regard, we hereby consent to the references to our opinion under the captions “Summary – The Merger and the Merger Agreement – MB Financial’s Financial Advisor Has Provided its Opinion as to the Fairness, from a Financial Point of View, to MB Financial of the Consideration to be Paid in the Merger”, “Risk Factors – The fairness opinions obtained by MB Financial and First Oak Brook from their respective financial advisors will not reflect changes in circumstances between signing the merger agreement and the merger”, “The Merger – Background of the Merger”, “The Merger – MB Financial’s Reasons for the Merger; Recommendation of MB Financial’s Board of Directors”, and “The Merger – Opinion of Goldman Sachs & Co. – Financial Advisor to MB Financial” , and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)